UNITED STATES<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2009

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 812-7300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 19, 2009, the board of directors of Kratos Defense & Security Solutions, Inc. (“Kratos”) appointed Samuel N. Liberatore as a new director of Kratos, to serve until his successor has been duly elected and has qualified or until his earlier resignation or removal.  This appointment by Kratos’ board of directors was based on the recommendation of its nominating and corporate governance committee.  Prior to Mr. Liberatore’s appointment to Kratos’ board of directors he had been President of Kratos’ Madison Research Division from January 2008 until his retirement on December 31, 2008.  From October 2006 through December 2007, Mr. Liberatore served as the General Manager of Kratos Engineering Design and Solutions Sector.  Beginning in July, 1994, Mr. Liberatore served as Program Manager and lead engineer in support of the PAC-3 missile program for Madison Research Corporation and in June 2001, Mr. Liberatore was appointed Chief Operating Officer of Madison Research Corporation and served in that capacity until the acquisition of Madison Research Corporation by Kratos in October 2006.  Prior to that time, he served as Director of Ballistic Missile Defense of BDM International from 1989 to 1994.  Mr. Liberatore retired from the Army in 1989 after 30 years of service and holds a BS in Mathematics from Loyola College, Baltimore and an MS from the University of Texas at El Paso.

Kratos issued a press release on January 20, 2009 announcing Mr. Liberatore’s appointment to the board of directors, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Kratos Defense & Security Solutions, Inc. issued on January 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Date: January 23, 2009                                                         /s/ Deanna H. Lund

Deanna H. Lund

Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Kratos Defense & Security Solutions, Inc. issued on January 20, 2009.

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FOR IMMEDIATE RELEASE	Press Contact: Rob Babbush 858-812-7309 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Names Sam Liberatore to its Board of Directors

SAN DIEGO, CA, January 20, 2009 – Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading national defense, IT and security solutions provider, today announced that the Company has named Sam Liberatore to its Board of Directors, effective January 19, 2009.

Sam Liberatore served 30 years in the United States Army where he held a variety of positions related to weapons system operations, research, development and acquisition before retiring as a Colonel.  Following his military career, Mr. Liberatore was the Chief Operating Officer for Madison Research Corporation, building it from approximately $3 million in annual revenue to $64 million, until its acquisition by Kratos in 2006, and was President of Kratos’ Weapon Systems (Madison Research) division until he retired in December of 2008.  Mr. Liberatore holds a Masters Degree in Guided Missile Engineering from the <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />University of Texas El Paso.  He resides in Huntsville, AL.

Scott Anderson, who currently serves on the Kratos Board, said,  “Over the past 2 years we have transformed the Company and built the management team to make Kratos what it is today.  We are augmenting the Board with additional relevant government contracting experience as we continue building the leading mid tier national and Homeland Security company in the industry.   Sam’s background provides us with invaluable industry experience and I look forward to working with him.”

Scot Jarvis, who is also a current Board member, explained,   “One of Kratos’ key business areas is Weapons Systems Sustainment and Reset, where Sam has significant experience.  In addition, we are building a significant Foreign Military Sales (FMS) business and Sam’s vast experience in this area will be invaluable to us.  We all welcome Sam to the Kratos Board.”

Eric DeMarco, President and CEO of Kratos, remarked, “The Army is one of Kratos’ largest and most important customers.  The 30 years Sam spent serving in the U.S. Army, in addition to his years of experience in working with Army customers, will provide our Board with critical insight and knowledge. Before his retirement, Sam had been responsible for one of Kratos’ best run and most profitable businesses over the past several years.  Furthermore, one of Kratos’ largest customer and employee concentrations is in Huntsville, Alabama where Sam has lived for 24 years and is extremely well known in the community.  We are very pleased that Sam has accepted a position on our Board of Directors.”

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies. Principal services include C4ISR, weapon systems lifecycle support, military weapon range and technical services, network engineering services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.